SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

First United Corporation

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)       Title of each class of securities to which transaction applies: N/A

(2)       Aggregate number of securities to which transaction applies: N/A

(3)       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)       Proposed maximum aggregate value of transaction: N/A

(5)       Total fee paid: N/A

☐ Fee paid previously with preliminary materials: N/A

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)       Amount previously paid:

(2)       Form, Schedule or Registration Statement no.:

(3)       Filing Party:

(4)       Date Filed:

FIRST UNITED CLARIFIES DRIVER’S MISLEADING STATEMENTS REGARDING REGULATORY ACTIONS

Driver Mischaracterizes Settlement with Regulator that Found Sufficient Evidence of Violations of Maryland Law

Vote on the BLUE Proxy Card Today for First United’s Highly Qualified Candidates: John W. McCullough; John F. Barr; Brian R. Boal; and Marisa A. Shockley

First United Reminds Shareholders to Revoke Votes on Driver’s WHITE Card by Voting on First United’s BLUE Card

OAKLAND, MARYLAND – MAY [XX], 2020 – First United Corporation (NASDAQ: FUNC) (“First United” or the “Company”), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today issued the below statement in response to Driver Management Company LLC’s (“Driver”) press release filed on May 26, 2020:

Driver has issued another misleading message to shareholders of First United. Yesterday, Driver inaccurately characterized its negotiated Settlement Agreement and Consent Order with the Maryland Commissioner of Financial Regulation (the "Maryland Commissioner") as an exoneration, or proof that it did not violate Maryland law. The settlement Driver references is one in which the regulator simply agreed not to take enforcement action against Driver, as long as Driver, among other things, agreed to not violate Maryland law going forward.

Importantly, shareholders should be aware of the actual facts: on May 14, 2020, the Maryland Commissioner notified Driver that the Maryland Commissioner had concluded his investigation and that his staff found sufficient evidence to find that Driver violated Maryland’s stock acquisition statute, the remedy for which is a five-year prohibition on Driver voting its shares. This letter noted that a copy was being sent to First United so that First United could consider the impact of the Maryland Commissioner’s conclusion on the upcoming annual meeting of shareholders. This voting prohibition is required by statute if a violation of Maryland’s stock acquisition statute is found to exist.

Driver’s settlement agreement with the Maryland Commissioner does not resolve the issue of whether Driver’s violation of the stock acquisition statute prohibits it from voting its shares for a period of five years, including at the upcoming annual meeting. Nor does it resolve the issue of whether Driver’s nominations are valid under First United’s bylaws or Maryland law. We asked a Maryland State Court last week for declaratory relief to provide clarification on these two issues, after Driver threatened to sue us. We will continue to seek this determination in order to provide the clarity that is needed for our shareholders.

The Maryland Commissioner’s letter to Driver and their settlement are attached to this release.

YOUR VOTE IS IMPORTANT

VOTE FOR FIRST UNITED’S NOMINEES ON THE BLUE PROXY CARD TODAY

If you have already voted a WHITE proxy card, you may revoke that vote by voting the enclosed BLUE proxy card today.

If you have any questions or require any assistance with respect to voting your shares, please contact the Company’s proxy solicitor, Morrow Sodali LLC:

509 Madison Avenue, Suite 1206

New York, NY 10022

Toll Free: (800) 662-5200

E-mail: FirstUnitedCorp@MorrowSodali.com

Shareholder Contact

Morrow Sodali LLC

Mike Verrechia/Bill Dooley

(800) 662-5200

FirstUnitedCorp@MorrowSodali.com

Media Contact

Prosek Partners

Brian Schaffer / Josh Clarkson / Kristen Duarte

(646) 818-9229 / (646) 818-9259 / (646) 818-9074

bschaffer@prosek.com / jclarkson@prosek.com / kduarte@prosek.com

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and two statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; First OREO Trust, a Maryland statutory trust that holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure; and FUBT OREO I, LLC, a Maryland company that likewise holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission (the “SEC”) entitled “Risk Factors”.

IMPORTANT ADDITIONAL INFORMATION

First United, its directors and certain of its executive officers will be deemed to be participants in the solicitation of proxies from First United’s shareholders in connection with the Annual Meeting. First United has filed a definitive proxy statement and a BLUE proxy card with the SEC in connection with any such solicitation of proxies from First United shareholders. SHAREHOLDERS OF FIRST UNITED ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, are set forth in the definitive proxy statement and other materials filed with the SEC in connection with the Annual Meeting. Shareholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by First United with the SEC at no charge at the SEC’s website www.sec.gov. Copies are also available at no charge at First United’s website at http://investors.mybank.com/.

OFFICE OF THE OMMISSIONER OF FINANCIAL REGULATION 500 NORTH CALVERT STREET; SUITE 402 BALTIMORE, MARYLAND 21202 ANTONIO P. SALAZAR, COMMISSIONER

May 14, 2020

VIA ELECTRONIC MAIL

J. Abbott R. Cooper, individually and as Managing Member of

Driver Management Company LLC, General Partner of

Driver Opportunity Partners, LP

c/o Jason R. Scherr, Partner

Morgan, Lewis & Bockius LLP

jr.scherr@morganlewis.com

Re: Driver Opportunity Partners, LP - Share acquisition - First United Corporation - Results of Investigation

Dear Mr. Cooper:

As you are aware, on January 21, 2020, the Enforcement Unit of the Office of the Commissioner of Financial Regulation commenced an investigation into the acquisition, by Driver Opportunity Partners, LP and certain other individuals (collectively, “Driver”), of over five percent (5%) of the shares of voting stock of First United Corporation (“Corporation”) which owns First United Bank and Trust of Oakland, Maryland, a Maryland-chartered banking institution. The Corporation and the Bank are subject to supervision by my Office under Md. Code Ann. Fin. Inst. (“FI”) Titles 3 and 5. The investigation has been completed and staff has concluded that there is sufficient evidence to find that Driver’s failure to apply for prior approval of the referenced stock purchase constituted a violation of the requirements of Maryland Annotated Code FI §3-314. Since it appears that a violation of law has occurred in this instance, I am in consultation with counsel from the Office of the Maryland Attorney General to determine what, if any, would be appropriate next steps under FI §§ 2-115 and 2-116 for our Office to take.

While our Office has discretion in determining what, if any, of the remedies set forth in FI §§ 2-115 and 2-116 may be pursued under these circumstances, FI §3-314(e) contains a consequence to a violation of FI §3-314 that has been mandated by the General Assembly. Specifically, pursuant to FI §3-314(e), voting stock that is acquired in violation of the FI §3-314 may not be voted for a period of five (5) years. Prior approval of the acquisition was not sought, and so, the stock acquisition was not approved by my Office. In light of the law’s voting prohibition and the Corporation’s upcoming annual meeting, I am sending a copy of this letter to the Corporation’s counsel for their consideration.

Should there be any additional questions, please do not hesitate to have your counsel contact my counsel, Assistant Attorney General Milena Trust, by e-mail at milena.trust@maryland.gov or by telephone at (410) 230-6139.

Regards,

Antonio P. Salazar
Commissioner

cc:	Jedd Bellman, Assistant Commissioner

Dana Allen, Director of Enforcement

Milena Trust, Assistant Attorney General, Principal Counsel

Andrew Bulgin, Esq.

www.labor.maryland.gov/finance/ | 410-230-6100 | www.labor.maryland.gov

 LARRY HOGAN, GOVERNOR | BOYD K. RUTHERFORD, LT. GOVERNOR

IN THE MATTER OF: **DRIVER OPPORTUNITY PARTNERS I LP,** **DRIVER MANAGEMENT COMPANY LLC,** and **J. ABBOTT R. COOPER.** Respondents.	**BEFORE THE MARYLAND COMMISSIONER OF FINANCIAL REGULATION** Case No.: CFR-FY2020-30

SETTLEMENT AGREEMENT AND CONSENT ORDER

This Settlement Agreement and Consent Order (the "Agreement") is entered into this 22nd day of May, 2020, by and between the Maryland Commissioner of Financial Regulation (the "Commissioner" or the "Agency"), and Driver Opportunity Partners I LP ("Driver OP"), Driver Management Company LLC ("Driver MC"), and J. Abbott R. Cooper ("Cooper") (together, "Respondents"), for the benefit of Respondents and of Michael J. Driscoll, Ed.D. ("Driscoll"), Lisa Narrell-Mead ("Narrell-Mead"), and Ethan C. Elzen ("Elzen"), (collectively, "Beneficiaries"). The Commissioner and Respondents (together, the "Parties") consent to the entry of the Agreement as a final resolution of the matters discussed below. The terms of the Agreement are contractual and not mere recitals.

1. Pursuant to Md. Code Ann., Fin. Inst. ("FI") § 3-314 *et seq.*, the Commissioner is responsible for evaluating and approving certain stock transactions involving commercial banks chartered in the State of Maryland (the "State") or their associated bank holding company.

2. Agency staff has investigated allegations that the Respondents and Beneficiaries, directly and/or indirectly, were subject to FI § 3-314 and should have applied to the Agency for approval prior to their respective, direct and/or indirect, acquisitions in 2019 and 2020 of certain outstanding stock of First United Corporation ("FUNC"), a Maryland Corporation and the registered bank holding company of First United Bank & Trust, a Maryland state chartered financial institution (the "Bank"). Specifically, the Agency staff investigated allegations that certain, if not all, of these direct and indirect transactions of FUNC stock constituted a "stock acquisition" as defined by FI § 3-314 and/or that there was more than requisite doubt as to whether certain of the transactions constituted a stock acquisition requiring prior reporting to the Commissioner (the "Alleged Violations"). Agency staff concluded that there was sufficient evidence to support the Alleged Violations and the Commissioner so informed the Bank, the Respondents, and the Beneficiaries. The Commissioner has not issued any formal charges or initiated any hearings, and makes no conclusive findings or determination as to whether a violation of FI § 3-314, in fact, occurred.

3. The following facts relevant to determining the Alleged Violations were identified as part of the investigation:

a) Driver OP, a limited partnership formed in Delaware, operates from the principal business address of 250 Park Avenue, 7th Floor, New York, New York 10177;

b) Driver MC, a limited liability company organized in Delaware, operates from the principal business address of 250 Park Avenue, 7th Floor, New York, New York 10177. Driver MC is the sole member of Driver OP;

2

c) Cooper is the owner, member, director, officer, manager, employee and/or agent of Driver OP and Driver MC, and directs and/or exercises control over the operations, activities and finances of Driver OP and Driver MC, including, in-part, stock acquisitions of state chartered banking institutions and/or their holding companies;

e) During the course of 2019, Driver OP, without application to the Agency under FI § 3-314, acquired approximately 5.07% (360,637 shares) of FUNC. Specifically, Driver OP, beginning in July 2019, began purchasing voting stock of FUNC which concluded with approximately 5.07% of FUNC voting shares in August 2019;

f) Concurrent with this acquisition and holding of FUNC stock, Respondents undertook a campaign of public and private advocacy urging members of FUNC's board of directors and senior management to explore a sale of the Bank. This advocacy campaign began in March 2019, before Driver OP began acquiring shares of FUNC;

g) In September 2019, Respondents filed a Schedule 13D with the U.S. Securities and Exchange Commission ("SEC") and thereafter filed amendments thereto.

h) On October 31, 2019, Respondents provided notice that they intended to nominate Driscoll, Narrell-Mead, and Elzen for election to the FUNC board of directors during the 2020 Annual Meeting of shareholders. Formal notice of such nomination was made to FUNC on December 31, 2019;

i). During the course of 2019 and 2020, Driscoll, Narrell-Mead, and Elzen, without prior notice to the Agency, acquired FUNC stock totaling 3,200, 650, and 425 shares respectively; and

3

j) None of the Respondents submitted an application to the Agency seeking the Commissioner's approval under FI § 3-314 prior to any of the above referenced purchases.

4. Respondents do not admit any of the alleged facts referenced in this Agreement, but wish to resolve the Alleged Violations amicably without the need for administrative proceedings or other legal proceedings as all Parties acknowledge would be necessary to determine whether a violation of FI § 3-314 occurred, and to avoid the costs associated therewith. Respondents further desire to affirm their intent to fully abide by applicable Maryland laws and regulations. Therefore, in consideration of the foregoing and the terms and conditions herein, the Respondents agree as follows in exchange for a full and final resolution of this matter, including closure of the investigation into Respondents and Beneficiaries without any conclusive findings or determination by the Commissioner that a violation of FI § 3-314 has occurred:

a. Respondents agree to reimburse the Commissioner costs associated with the investigation in the amount of Nine Thousand Five Hundred Dollars ($9,500.00), made payable to the Commissioner. Nothing herein shall be construed to preclude Respondents from seeking recovery of such costs as damages from any person or entity who is not a Released Government Party hereunder, or the State of Maryland generally; and

b. In addition to any other requirements of Maryland law, including as set forth in FI § 3-314 where applicable, Respondents agree for a period of three (3) years from the date of execution of this Agreement to provide notice to the Commissioner of any future acquisitions of capital stock in a Maryland chartered commercial bank or its associated

4

bank holding company; and

c. Respondents agree to release and forever discharge the Commissioner, employees of the Agency, the Maryland Department of Labor, employees of the Department of Labor, the Maryland Attorney General, any staff of the Maryland Attorney General, and any other authorized representative of the Agency or the Department of Labor (each a "Released Government Party" and collectively, the "Released Government Parties"), from any and all claims, whether arising from one's individual or official capacity, prior to the execution of this Agreement. Respondents further agree that this release will preclude them from filing an action against, or otherwise joining to an action, any or all of the Released Government Parties, which relates to any or all of the claims released in this paragraph. Nothing herein shall preclude Respondents from pursuing legal action to challenge the provisions of FI § 3-314 or to include one or more of the Released Government Parties as parties to any action for which their official capacities render them necessary or proper parties, or from seeking discovery therefrom in connection with any legal action; however, nothing in this sentence should be construed to authorize the Respondents or Beneficiaries to seek damages from a Released Government Party should it be included as a party to an action for a reason described herein. As part of this release, Respondents represent that they have discussed the terms of this release with the Beneficiaries and have obtained confirmation that the Beneficiaries will abide by the terms of this Release. To the extent that any Beneficiary violates the terms of the release described in this paragraph, Respondents shall indemnify the Released Government Parties for any and all costs reasonably incurred in responding to and defending such actions, including any money paid

5

by the Released Government Parties towards any civil judgment and/or as settlement to those claims; and

d. Respondents agree to cooperate fully with all future requests during the period specified in Paragraph 4.b. hereof for documentation, information, and records reasonably requested by the Agency to determine compliance with the terms of the Agreement.

5. The Commissioner desires to ensure that Respondents will comply with all applicable statutes, regulations, and other laws governing the acquisition of outstanding voting stock of a Maryland chartered commercial bank or the associated bank holding company, and further wishes to avoid the costs to Maryland taxpayers of an administrative hearing and any potential appeals, or other legal action. The Commissioner agrees that, in consideration of Respondents' consent to the issuance of this Agreement and the actions described in Paragraph 4, the Commissioner shall consider this matter fully and finally resolved without any conclusive findings or determination by the Commissioner that any of Respondents or Beneficiaries have violated FI § 3-314. Further, the Commissioner represents that there are no other matters related to Respondents or Beneficiaries currently pending before or contemplated by the Agency. The Commissioner further agrees that subject to the provisions of Title 4 of the General Provisions Article, any information obtained under paragraph 4.b. of this Agreement shall be deemed to be a trade secret, confidential commercial information, and/or confidential financial information unless otherwise informed by the Respondents to the contrary. The Commissioner further agrees that any notice provide for under paragraph 4.b. of this Agreement will not be denied for any reason except for the grounds specified in

6

FI § 3-314(d).

6. Respondents acknowledge that they have voluntarily entered into this Agreement with full knowledge of their rights to a hearing pursuant to FI § 2-115 and pursuant to the Maryland Administrative Procedures Act – Contested Cases, Md. Code Ann., State Gov't ("SG") § 10-201 *et seq*., and that in reliance upon the terms of this Agreement, they hereby waive their rights to any further administrative or any other legal proceedings in this above referenced case and any rights to appeal from this action to a court of competent jurisdiction. Respondents further acknowledge that they have consulted with legal counsel with regard to any and all matters discussed in this Agreement.

7. Respondents represent and warrant that they will comply with all applicable statutes, regulations, and other laws governing the acquisition of outstanding voting stock of a Maryland chartered commercial bank or the associated bank holding company, and that they will continue to act in compliance with the applicable statutory and regulatory requirements at all times.

8. The Parties agree that this Agreement shall be binding upon the Parties and enforceable by the Commissioner in a court of competent jurisdiction. Further, the Agreement shall be admissible in court. Respondents acknowledge that, in the event that Respondents fail to comply in full with any of the provisions of this Agreement, the Commissioner may take any further actions authorized by law.

9. The Parties intend that this Agreement, and the actions described herein, do not create any private rights or remedies against Respondents or Beneficiaries, create any liability for Respondents or Beneficiaries, or limit Respondents' or Beneficiaries' abilities

7

against any person or entity not party to this Agreement. Further, entering into this Agreement by Respondents does not constitute an admission of wrongdoing or a violation of law, statute, or regulations, but is in compromise and settlement of the Alleged Violations.

10. The Parties acknowledge that the Agreement does not in any way impact or otherwise affect the legal rights of, or preclude the Commissioner from bringing or continuing to pursue actions against, persons not Parties (or Beneficiaries) to this Agreement. This Agreement is by and between the Commissioner and Respondents and shall not inure to the benefit of any person not a Party other than the Beneficiaries. Without limiting the foregoing, nothing herein shall be construed to mean, or to authorize any individual or business entity to assert, that the Commissioner has made any conclusive findings or determination that either Respondents or Beneficiaries have violated FI § 3-314.

11. The Parties agree that any notices hereunder shall be effectively "delivered" when sent via overnight delivery or certified mail, signature required (which signature also shall establish the date received), to each Party as follows:

a. To the Commissioner:

Commissioner of Financial Regulation
500 North Calvert Street, Suite 402
Baltimore, Maryland 21202-3651
Attn: Arlene Williams, Director of Licensing

b. To Respondents:

Driver Opportunity Partners I LP
Driver Management Company LLC
J. Abbott Cooper
c/o Jason R. Scherr
Morgan Lewis & Bockius
1111 Pennsylvania Avenue, NW
Washington, DC 20004

8

NOW, THEREFORE, it is, by the Maryland Commissioner of Financial Regulation, hereby

ORDERED that Respondents shall adhere to all terms of this Agreement; it is further

ORDERED that this document shall constitute a Final Order of the Maryland Commissioner of Financial Regulation, and shall be enforceable as such, and that the Commissioner may consider this Agreement and the facts set forth herein in connection with, and in deciding, any examination, action, or proceeding before the Commissioner; and that this Agreement may, if relevant, be admitted into evidence in any matter before the Commissioner; it is further

ORDERED that Respondents shall conduct their business in full compliance with all statutes, regulations, and other laws governing the acquisition of outstanding voting stock of a Maryland chartered commercial bank or the associated bank holding company; it is further

ORDERED that, in the event Respondents violate any provision of this Agreement, the Commissioner may, at the Commissioner's discretion, take any enforcement actions available under FI § 2-115, as well as take any other enforcement actions as permitted by, and in accordance with, applicable law; and it is further

ORDERED that this matter shall be resolved in accordance with the terms of this Agreement and that the same shall be reflected among the records of the Office of the Commissioner of Financial Regulation.

It is so **ORDERED**.

9

IN WITNESS WHEREOF, this Agreement and Consent Order is executed on the day and year first above written.

MARYLAND COMMISSIONER OF FINANCIAL REGULATION

By: [signature]
Tony Salazar
Commissioner

DRIVER OPPORTUNITY PARTNERS I LP

J. Abbott R. Cooper — Digitally signed by J. Abbott R. Cooper Date: 2020.05.22 18:48:20 -04'00'

By: ______________________
J. Abbott Cooper
Managing Member of General Partner

DRIVER MANAGEMENT COMPANY LLC

J. Abbott R. Cooper — Digitally signed by J. Abbott R. Cooper Date: 2020.05.22 18:48:51 -04'00'

By: ______________________
J. Abbott Cooper
Managing Member

J. ABBOTT R. COOPER

J. Abbott R. Cooper — Digitally signed by J. Abbott R. Cooper Date: 2020.05.22 18:49:10 -04'00'

By: ______________________
Individually

10